EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Number 333–128675 on Form S-3 and Registration Statement Numbers 333–118909 and 333–125810 on Form S-8 of our reports dated April 6, 2006, with respect to the financial statements and schedule of Gander Mountain Company, Gander Mountain Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Gander Mountain Company, included in the Annual Report (Form 10–K) for the year ended January 28, 2006.

/S/ ERNST & YOUNG LLP

Minneapolis, Minnesota
April 11, 2006